Contact: Patrick E. Phelan
Chief Financial Officer
Telephone (415) 459-2265
Fax (415) 454-0715

PRESS RELEASE
MCB FINANCIAL CORPORATION COMMENCES REGULAR CASH DIVIDEND AND DECLARES 5% STOCK DIVIDEND

SAN RAFAEL, CALIFORNIA, AUGUST 30, 1999 - The Board of Directors of MCB Financial Corporation (OTC BB: MCBF), parent company of Metro Commerce Bank, has declared a one-cent ($0.01) per share cash dividend for the third quarter of 1999 and a five percent (5%) stock dividend.

"The Company's strong financial performance has allowed us to reward our shareholders with another stock dividend and the commencement of a regular cash dividend," stated Charles O. Hall, president and chief executive officer of MCB Financial Corporation. The regular cash dividends will be paid quarterly.

Both the cash dividend and stock dividend will be payable on September 24, 1999, to shareholders of record on September 10, 1999. The one-cent per share cash dividend will be based on the number of shares outstanding before payment of the stock dividend.

MCB Financial Corporation recently announced a 67% increase in second quarter diluted earnings per share. Diluted earnings per share increased to $0.30 for the second quarter of 1999, compared to $0.18 for the same quarter of 1998. During the second quarter of 1999, the company's return on average assets and return on average equity were 1.45% and 18.51%, respectively, compared to 1.06% and 12.78%, respectively, for the same period in 1998. Total assets were $174.3 million at June 30, 1999 up from $158.9 million at June 30, 1998. Total loans at June 30, 1999 were $127.9 million, an increase of $24.8 million, or 24%, compared to $103.1 million at June 30, 1998. Asset quality remained solid. The ratio of nonperforming loans to total assets fell to 0.16% at June 30, 1999, compared to 0.39% at June 30, 1998.

Metro Commerce Bank and its branch offices, along with its SBA and construction loan divisions, serve customers throughout the San Francisco Bay Area and Southern California with offices located in San Rafael, Petaluma, San Francisco, South San Francisco, Hayward and Upland. MCB Financial Corporation's stock trades over-the-counter under the ticker symbol of MCBF. Additional information on MCB Financial Corporation, including financial reports, is available on the internet at WWW.MCBF.COM

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-KSB for the year ended December 31, 1998, and particularly the discussion of risk factors within that document.

For Immediate Release